Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statements (Form S-8 Nos. 333-127206 and 333-159805) pertaining to the BFC Financial Corporation 2005 Stock Incentive Plan, as amended, and

2)	Registration Statement (Form S-8 No. 333-12543) pertaining to the BFC Financial Corporation Stock Option Plan;

of our reports dated March 28, 2012, with respect to the consolidated financial statements of Bluegreen Corporation and the effectiveness of internal control over financial reporting of Bluegreen Corporation included in the BFC Financial Corporation Annual Report (Form 10-K/A) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Certified Public Accountants

Boca Raton, Florida

April 18, 2012